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                                                                    EXHIBIT 99.3

                             COMPENSATION AGREEMENT
                             ----------------------

     Agreement dated as of the __th day of ______, 1995 by and between ___________ ("Employee") and Personal Computer Products, Inc., a Delaware corporation ("Company").

                                   WITNESSETH
                                   ----------

     WHEREAS, Employee provides and has provided services (the "Services") to the Company.

     WHEREAS, as part of the overall compensation to be paid Employee for such Services, Company has previously granted Employee Options to purchase an aggregate of ___,___ shares of the Company's Common Stock (the "Options") upon the terms and conditions set forth in the Option Certificate dated _______ ___, 1995 (the "Option Certificate") and attached hereto as Exhibit 99.2.

     WHEREAS, Company and Employee now wish to memorialize, in writing, certain agreements and understandings existing between them at the time the Option Certificate was executed.

     NOW, THEREFORE, in consideration of the above premises, the parties hereto agree as follows:

     1. Company and Employee acknowledge and agree that the Options were granted as compensation for the Services and not for any capital-raising purposes or in connection with any capital-raising activities.

     2. The Options are not assignable or transferable except in connection with the Employee's death.

     3. This agreement is intended solely to memorialize the agreement and understanding existing between Employee and Company at the time the Options were granted and the Option Certificate was executed. Nothing herein or in the Option Certificate is intended to provide Employee with the right to remain in the Company's service for any specific period.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

                                    PERSONAL COMPUTER PRODUCTS, INC.

________________________________    By:________________________________________

________________________________    Its:_______________________________________
Employees Printed Name